Exhibit 99.1

RISK FACTORS

Risks Related to Our Business

Competitive product and pricing pressures in the food industry and the financial condition of customers and suppliers could adversely affect the Company’s ability to gain or maintain market share and/or profitability.

The Company operates in the highly competitive food industry, competing with other companies that have varying abilities to withstand changing market conditions. Any significant change in the Company’s relationship with a major customer, including changes in product prices, sales volume, or contractual terms may impact financial results. Such changes may result because the Company’s competitors may have substantial financial, marketing, and other resources that may change the competitive environment. Private label brands sold by retail customers, which are typically sold at lower prices, are a source of competition for certain of our product lines. Such competition could cause the Company to reduce prices and/or increase capital, marketing, and other expenditures, or could result in the loss of category share. Such changes could have a material adverse impact on the Company’s net income. As the retail grocery trade continues to consolidate, the Company’s larger retail customers could seek to use their positions to improve their profitability through lower pricing and increased promotional programs. If the Company is unable to use its scale, marketing expertise, product innovation, and category leadership positions to respond to these changes, or are unable to increase its prices, the Company’s profitability and volume growth could be impacted in a materially adverse way. The success of the Company’s business depends, in part, upon the financial strength and viability of its suppliers and customers. The financial condition of those suppliers and customers is affected in large part by conditions and events that are beyond our control. A significant deterioration of their financial condition could adversely affect our financial results.

The Company’s performance may be adversely affected by economic and political conditions and laws and regulations in the U.S. and in various other nations where it does business.

The Company’s performance has been in the past and may continue in the future to be impacted by economic and political conditions in the United States and in other nations. Such conditions and factors include changes in applicable laws and regulations, including changes in food and drug laws, anti-corruption laws, accounting standards and critical accounting estimates, taxation requirements and environmental laws. Other factors impacting our operations in the U.S., Venezuela and other international locations where the Company does business include export and import restrictions, currency exchange rates, currency devaluation, recessionary conditions, foreign ownership restrictions, nationalization, the impact of hyperinflationary environments, terrorist acts and political unrest. Such factors in either domestic or foreign jurisdictions could materially and adversely affect our financial results.

Increases in the cost and restrictions on the availability of raw materials could adversely affect our financial results.

The Company sources raw materials including agricultural commodities such as tomatoes, cucumbers, potatoes, onions, other fruits and vegetables, dairy products, meat, sugar and other sweeteners, including high fructose corn syrup, spices and flour, as well as packaging materials such as glass, plastic, metal, paper, fiberboard, and other materials and inputs such as water, in order to manufacture products. The availability or cost of such commodities may fluctuate widely due to government policy and regulation, crop failures or shortages due to plant disease or insect and other pest infestation, weather conditions, potential impact of climate change, increased demand for biofuels, or other unforeseen circumstances. Additionally, the cost of raw materials and finished products may fluctuate due to movements in cross-currency transaction rates. To the extent that any of the foregoing or other unknown factors increase the prices of such commodities or materials and the Company is unable to increase its prices or adequately hedge against such changes in a manner that offsets such changes, the results of its operations could be materially and adversely affected. Similarly, if supplier arrangements and relationships result in increased and unforeseen expenses, the Company’s financial results could be materially and adversely impacted.

Disruption of our supply chain could adversely affect our business.

Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers, or brokers, or other reasons could impair our ability to manufacture or sell our products. To the extent the Company is unable to, or cannot, financially mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, there could be a materially adverse affect on our business and results of operations, and additional resources could be required to restore our supply chain.

Higher energy costs and other factors affecting the cost of producing, transporting, and distributing the Company’s products could adversely affect our financial results.

Rising fuel and energy costs may have a significant impact on the cost of operations, including the manufacture, transportation, and distribution of products. Fuel costs may fluctuate due to a number of factors outside the control of the Company, including government policy and regulation and weather conditions. Additionally, the Company may be unable to maintain favorable arrangements with respect to the costs of procuring raw materials, packaging, services, and transporting products, which could result in increased expenses and negatively affect operations. If the Company is unable to hedge against such increases or raise the prices of its products to offset the changes, its results of operations could be materially and adversely affected.

The results of the Company could be adversely impacted as a result of increased pension, labor, and people-related expenses.

Inflationary pressures and any shortages in the labor market could increase labor costs, which could have a material adverse effect on the Company’s consolidated operating results or financial condition. The Company’s labor costs include the cost of providing employee benefits in the U.S. and foreign jurisdictions, including pension, health and welfare, and severance benefits. Any declines in market returns could adversely impact the funding of pension plans, the assets of which are invested in a diversified portfolio of equity and fixed income securities and other investments. Additionally, the annual costs of benefits vary with increased costs of health care and the outcome of collectively-bargained wage and benefit agreements.

The impact of various food safety issues, environmental, legal, tax, and other regulations and related developments could adversely affect the Company’s sales and profitability.

The Company is subject to numerous food safety and other laws and regulations regarding the manufacturing, marketing, and distribution of food products. These regulations govern matters such as ingredients, advertising, taxation, relations with distributors and retailers, health and safety matters, and environmental concerns. The ineffectiveness of the Company’s planning and policies with respect to these matters, and the need to comply with new or revised laws or regulations with regard to licensing requirements, trade and pricing practices, environmental permitting, or other food or safety matters, or new interpretations or enforcement of existing laws and regulations, as well as any related litigation, may have a material adverse effect on the Company’s sales and profitability. Influenza or other pandemics could disrupt production of the Company’s products, reduce demand for certain of the Company’s products, or disrupt the marketplace in the foodservice or retail environment with consequent material adverse effects on the Company’s results of operations.

The need for and effect of product recalls could have an adverse impact on the Company’s business.

If any of the Company’s products become misbranded or adulterated, the Company may need to conduct a product recall. The scope of such a recall could result in significant costs incurred as a result of the recall, potential destruction of inventory, and lost sales. Should consumption of any product cause injury, the Company may be liable for monetary damages as a result of a judgment against it. A significant product recall or product liability case could cause a loss of consumer confidence in the Company’s food products and could have a material adverse effect on the value of its brands and results of operations.

The failure of new product or packaging introductions to gain trade and consumer acceptance and changes in consumer preferences could adversely affect our sales.

The success of the Company is dependent upon anticipating and reacting to changes in consumer preferences, including health and wellness. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. Moreover, success is dependent upon the Company’s ability to identify and respond to consumer trends through innovation. The Company may be required to increase expenditures for new product development. The Company may not be successful in developing new products or improving existing products, or its new products may not achieve consumer acceptance, each of which could materially and negatively impact sales.

The failure to successfully integrate acquisitions and joint ventures into our existing operations or the failure to gain applicable regulatory approval for such transactions or divestitures could adversely affect our financial results.

The Company’s ability to efficiently integrate acquisitions and joint ventures into its existing operations also affects the financial success of such transactions. The Company may seek to expand its business through acquisitions and joint ventures, and may divest underperforming or non-core businesses. The Company’s success depends, in part, upon its ability to identify such acquisition, joint venture, and divestiture opportunities and to negotiate favorable contractual terms. Activities in such areas are regulated by numerous antitrust and competition laws in the U. S., the European Union, and other jurisdictions, and the Company may be required to obtain the approval of acquisition and joint venture transactions by competition authorities, as well as satisfy other legal requirements. The failure to obtain such approvals could materially and adversely affect our results.

The Company’s operations face significant foreign currency exchange rate exposure, which could negatively impact its operating results.

The Company holds assets and incurs liabilities, earns revenue, and pays expenses in a variety of currencies other than the U.S. dollar, primarily the British Pound, Euro, Australian dollar, Canadian dollar, and New Zealand dollar. The Company’s consolidated financial statements are presented in U.S. dollars, and therefore the Company must translate its assets, liabilities, revenue, and expenses into U.S. dollars for external reporting purposes. Increases or decreases in the value of the U.S. dollar relative to other currencies may materially and negatively affect the value of these items in the Company’s consolidated financial statements, even if their value has not changed in their original currency. In addition, the impact of fluctuations in foreign currency exchange rates on transaction costs (i.e., the impact of foreign currency movements on particular transactions such as raw material sourcing), most notably in the U.K., could materially and adversely affect our results.

The Company could incur more debt, which could have an adverse impact on our business.

The Company may incur additional indebtedness in the future to fund acquisitions or fund other activities for general business purposes, which could result in a downward change in credit rating. The Company’s ability to make payments on and refinance its indebtedness and fund planned capital expenditures depends upon its ability to generate cash in the future. The cost of incurring additional debt could increase in the event of possible downgrades in the Company’s credit rating.

The failure to implement our growth plans could adversely affect the Company’s ability to increase net income and generate cash.

The success of the Company could be impacted by its inability to continue to execute on its growth plans regarding product innovation, implementing cost-cutting measures, improving supply chain efficiency, enhancing processes and systems, including information technology systems, on a global basis, and growing market share and volume. The failure to fully implement the plans, in a timely manner or within our cost estimates, could materially and adversely affect the Company’s ability to increase net income. Additionally, the Company’s ability to pay cash dividends will depend upon its ability to generate cash and profits, which, to a certain extent, is subject to economic, financial, competitive, and other factors beyond the Company’s control.

The Company is increasingly dependent on information technology, and potential disruption, cyber attacks, security problems, and expanding social media vehicles present new risks.

The Company is increasingly dependent on information technology systems to manage and support a variety of business processes and activities, and any significant breakdown, invasion, destruction, or interruption of these systems could negatively impact operations. In addition, there is a risk of business interruption and reputational damage from leakage of confidential information.

The inappropriate use of certain media vehicles could cause brand damage or information leakage. Negative posts or comments about the Company on any social networking web site could seriously damage its reputation. In addition, the disclosure of non-public company sensitive information through external media channels could lead to information loss. Identifying new points of entry as social media continues to expand presents new challenges. Any business interruptions or damage to the Company’s reputation could negatively impact the Company’s financial condition, results of operation, and the market price of the Company’s common stock.

The Company’s operating results may be adversely affected by the current sovereign debt crisis in Europe and elsewhere and by related global economic conditions.

The current European debt crisis, particularly most recently in Greece, Italy, Ireland, Portugal and Spain, and related European financial restructuring efforts may cause the value of the European currencies, including the Euro, to further deteriorate, thus reducing the purchasing power of European customers. One potential extreme outcome of the European financial situation is the re-introduction of individual currencies in one or more Eurozone countries or the dissolution of the Euro entirely. Should the Euro dissolve entirely, the legal and contractual consequences for holders of Euro-denominated obligations would be determined by laws in effect at such time. The potential dissolution of the Euro, or market perceptions concerning this and related issues, could adversely affect the value of the Company’s Euro-denominated assets and obligations. In addition, the European crisis is contributing to instability in global credit markets. The world has recently experienced a global macroeconomic downturn, and if global economic and market conditions, or economic conditions in Europe, the United States or other key markets, remain uncertain, persist, or deteriorate further, consumer purchasing power and demand for Company products could decline, and the Company may experience material adverse impacts on its business, operating results, and financial condition.

Litigation or legal proceedings could expose the Company to significant liabilities and damage its reputation.

The Company is party to various litigation claims and legal proceedings. The Company evaluates these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, the Company establishes reserves and/or discloses the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. The Company cautions you that actual outcomes or losses may differ materially from those envisioned by its current assessments and estimates. In addition, the Company has business operations in markets with high-risk legal compliance environments. The Company’s policies and procedures require strict compliance by with all United States and local laws and regulations and consent orders applicable to its business operations, including those prohibiting improper payments to government officials. Nonetheless, the Company cannot assure you that its policies and procedures will always ensure full compliance with all applicable legal requirements.

We face risks related to the proposed merger of the Company with an entity formed by Berkshire Hathaway and 3G Capital that could have a material adverse impact on our business, financial condition, financial results, and stock price.

Completion of the proposed acquisition of the company (the “Acquisition”) is subject to the satisfaction of various conditions, including the receipt of approval from our stockholders and from government or regulatory agencies. There is no assurance that all of the various conditions will be satisfied, or that the Acquisition will be completed on the proposed terms, within the expected timeframe, or at all. The Acquisition gives rise to other inherent risks including:

•
legal or regulatory proceedings, the ability of Berkshire Hathaway and 3G Capital to obtain the necessary financing in connection with the Acquisition, or other matters that affect the timing or ability to complete the transaction as contemplated;

•	the possibility of disruption to our business from the Acquisition, including increased costs as well as diversion of management time and resources;

•
difficulties maintaining business and operational relationships, including relationships with customers, suppliers, and other business partners because of the uncertainty relating to our ability to perform contracts and the completion of the Acquisition;

•	litigation relating to the Acquisition;

•	the inability to retain key personnel pending consummation of the Acquisition;

•
the inability to pursue alternative business opportunities or make appropriate changes to our business because of requirements in the merger agreement that we conduct our business only in the ordinary course and not take certain specified actions prior to the completion of the Acquisition; and

•	developments beyond the company’s control, including but not limited to changes in domestic or global economic conditions that may affect the timing or success of the Acquisition.

Following completion of the Transactions, we will be owned and controlled by 3G Capital and Berkshire Hathaway and their interests may conflict with interests of our creditors.

Following completion of the Transactions, 3G Capital and Berkshire Hathaway will control 97% of the Company. As a result, 3G Capital and Berkshire Hathaway would have the power to elect all of the members of the Company’s board of directors and effectively will have control over major decisions regardless of whether creditors believe that any such decisions are in their own best interests. The interests of 3G Capital and Berkshire Hathaway as equityholders may conflict with interests of our creditors. 3G Capital and Berkshire Hathaway may have an incentive to increase the value of its investment or cause us to distribute funds at the expense of our financial condition. In addition, 3G Capital and Berkshire Hathaway may have an interest in pursuing acquisitions, divestitures, financings, capital expenditures or other transactions that it believes could enhance its equity investments even though such transactions might involve risks to our creditors. Each of 3G Capital and Berkshire Hathaway may from time to time acquire and hold businesses, or interests in businesses, that compete directly or indirectly with us.

The Company’s results may be negatively impacted if consumers do not maintain their favorable perception of its brands

The Company has a number of iconic brands with significant value. Maintaining and continually enhancing the value of these brands is critical to the success of the Company’s business. Brand value is based in large part on consumer perceptions. Success in promoting and enhancing brand value depends in large part on the Company’s ability to provide high-quality products. Brand value could diminish significantly due to a number of factors, including consumer perception that the Company has acted in an irresponsible manner, adverse publicity about the Company’s products (whether or not valid), the Company’s failure to maintain the quality of its products, the failure of the Company’s products to deliver consistently positive consumer experiences, or the products becoming unavailable to consumers. The growing use of social and digital media by consumers increases the speed and extent that information and opinions can be shared. Negative posts or comments about the Company, its brands or products on social or digital media could seriously damage the Company’s brands and reputation. If the Company does not maintain the favorable perception of its brands, the Company’s results could be negatively impacted.

If the Company is unable to renew collective bargaining agreements on satisfactory terms, or if the Company experiences strikes, work stoppages or labor unrest, its business could suffer.

Many of the Company’s employees at its principal food processing locations are covered by collective bargaining agreements. While the Company generally has been able to renegotiate collective bargaining agreements on satisfactory terms when they expire and regards its relations with employees and their representatives as generally satisfactory, negotiations in the current environment remain challenging, as the Company must have competitive cost structures in each market while meeting the compensation and benefits needs of its employees. If the Company is unable to renew collective bargaining agreements on satisfactory terms, its labor costs could increase, which would affect our profit margins. In addition, many of the Company’s employees are represented by labor unions. Strikes, work stoppages or other forms of labor unrest at any of the Company’s principal food processing locations could expose the Company to negative publicity and impair its ability to supply finished products to customers, which could reduce the Company’s net operating revenues.

As a global business, the Company is exposed to local business risks in different countries, which could have a material adverse effect on its financial condition or results of operations.

The Company has significant operations located outside the United States, including in Australia, New Zealand, Canada, Italy, China, Brazil, Russia and the United Kingdom. In addition, the Company has clients located in many other countries. The Company’s international operations are subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

•	new and different legal and regulatory requirements in local jurisdictions;

•	risk of nationalization of private enterprises by foreign governments;

•	potentially adverse tax consequences, including withholding and other taxes on remittances and other payments by subsidiaries;

•	uncertainty as a result of the Eurozone credit crisis and the potential of countries now using the Euro deciding to go back to legacy currencies;

•	potential difficulties in protecting intellectual property;

•	potential imposition of restrictions on investments;

•	legal restrictions on doing business in or with certain nations, certain parties and/or certain products; and

•	local economic, political and social conditions, including the possibility of hyperinflationary conditions and political instability.

The Company may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner at each location where we do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on the Company’s international operations and upon its financial condition and results of operations.

The Company is required to comply with the laws and regulations of each country in which it conducts business, including laws and regulations currently in place or which may be enacted. The Company’s operations in certain developing markets could expose the Company to political, economic and regulatory risks that are greater than those it may face in established markets. Further, the Company’s international operations requires compliance with a number of United States and international regulations.

For example, the Company must comply with the Foreign Corrupt Practices Act (the “FCPA”) which prohibits companies or their agents and employees from providing anything of value to a foreign official or agent thereof for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. The Company operates in some nations that have experienced significant levels of governmental corruption. The Company’s employees, agents and contractors, including companies to which it outsources business operations, may take actions in violation of the Company’s policies and legal requirements. Such violations, even if prohibited by such policies and procedures, could have an adverse effect on the Company’s business and reputation. Any failure by the Company to ensure that its employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial civil and criminal penalties or restrictions on its ability to conduct business in certain foreign jurisdictions, and the Company’s results of operations and financial condition could be materially and adversely affected.

The Company’s business relies on intellectual property and other proprietary information and its failure to protect its rights could harm its competitive advantages with respect to some of its products.

The Company relies on a combination of trademark, copyright, trade secret and fair business practice laws in the United States and other jurisdictions to protect its proprietary technology, intellectual property rights and its brands. For example, the Company currently owns 148 issued patents. The Company also owns a number of registered foreign trademarks and service marks. The Company’s practice is to apply for patents with respect to certain of its equipment, manufacturing processes and packaging technology and to seek trademark registration for its marks from time to time when management determines that it is competitively advantageous and cost effective to do so. In that regard, the Company has not registered all the marks that it uses, and it is possible that a third party may have registered marks that we use. The Company also enters into confidentiality agreements with its employees and consultants, and confidentiality agreements with other third parties. The Company also rigorously controls access to its proprietary technology.

Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that the Company regards as proprietary. The Company cannot provide assurance that their means of protecting its rights will be adequate or that competitors will not independently develop similar or superior technology. In addition, the confidentiality and invention assignment agreements that the Company requires its employees, consultants and certain third parties to sign may not provide adequate or meaningful protection of its intellectual property in the event of any unauthorized use, misappropriation or disclosure of such intellectual property. Furthermore, the laws of some foreign countries do not protect the Company’s proprietary rights to as great an extent as the laws of the United States. The Company’s failure to protect adequately its intellectual property and proprietary rights could have a material adverse effect on its business, results of operations and financial condition. The Company may also face claims of infringement that could be material to its business operations.

In the future, the Company may have to rely on litigation to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect the Company’s business.

We may not realize the expected cost savings and other benefits of the Acquisition because of integration challenges and other difficulties.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated synergies and cost savings from integration challenges and other unforeseen difficulties. The integration process may be complex, costly and time-consuming. The difficulties of integration include, among others:

•	failure to implement our business plan for the business;

•	unanticipated issues in integrating logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations; and

•	unanticipated issues, expenses and liabilities.

We may not be able to accomplish any or all of these integrations smoothly, successfully or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any other difficulties encountered in connection with the Acquisition could prevent us from realizing the full expected cost savings and other benefits anticipated to result from the Acquisitions and could adversely affect our business, financial condition and results of operations.

The Company’s effective tax rate and cash tax liability may increase substantially after the Transactions.

Historically, our effective tax rates and cash tax liability have reflected the fact that (i) certain of our non-United States operations are subject to tax at rates that are lower than the statutory tax rates in the United States and (ii) we have a significant amount of undistributed earnings of foreign subsidiaries that were considered to be indefinitely reinvested and, therefore, we were not required to provide taxes on those earnings based on the applicable United States federal and state tax rates (net of available credits for foreign taxes already paid). After the Transactions, as a result of the debt and preferred stock that we will issue to fund the Transactions, we may have a much greater need to repatriate cash to the United States. Accordingly, based on current federal and state tax rates in the United States, we anticipate that our effective tax rate after the Transactions could be as high as 37.5%. In addition, we may incur a cash tax liability on the repatriation of some or all of the earnings that we have historically treated as indefinitely reinvested.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments related to the Acquisition and related financing (the “Transactions”) to our historical consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet data as of January 27, 2013 gives effect to the Transactions as if they had occurred on that date. The unaudited pro forma condensed consolidated balance sheet reflects all adjustments related to the planned financing for the Acquisition, including equity contributions, expected borrowings under Senior Secured Credit Facilities and the proposed Notes along with the repayment of certain existing indebtedness, and adjustments to reflect the preliminary allocation of the Acquisition consideration to the Company’s assets and liabilities based on estimates of their fair values as of the date of closing of the Transactions and the effect of such adjustments on deferred income tax assets and liabilities. The unaudited pro forma condensed consolidated statements of income for the year ended April 29, 2012 and nine months ended January 27, 2013 gives effect to the Transactions as if they had occurred on April 28, 2011.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our future consolidated results of operations or consolidated financial position for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information should be read in conjunction with and our historical consolidated. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting and, accordingly, the purchase price will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair value, with any excess purchase price allocated to goodwill. As of the date of this offering, the valuation studies necessary to determine the fair value of the assets and liabilities to be acquired and the related allocations of purchase price have not been completed. We have not estimated the fair value of indefinite-lived intangible assets including our major brands and the values of such assets are included in the amount allocated to goodwill in the accompanying unaudited pro forma condensed balance sheet as described in Note 3 in the accompanying notes to the unaudited condensed consolidated balance sheet. A final determination of fair values will be based on the actual net tangible and intangible assets that exist as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may result in materially different allocations than those presented in this unaudited pro forma condensed consolidated financial information.

Our historical financial statements described above have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on us. The unaudited pro forma condensed consolidated statements of income do not reflect any non-recurring charges directly related to the Transactions that have already been incurred by us or will be incurred related to the Transactions, however these non-recurring charges have been reflected in the unaudited pro forma condensed consolidated balance sheet. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed consolidated financial information and include an increase in cost of products sold resulting from the preliminary step-up in inventory and transaction-related costs such as financial advisory, legal and other professional fees. The unaudited pro forma condensed consolidated statement of income for the year ended April 29, 2012 also reflects adjustments to remove the results of operations of the Shanghai LongFong Foods and U.S. Foodservice frozen desserts businesses which have been classified in discontinued operations in the historical condensed consolidated statement of income for the nine months ended January 27, 2013 but have not been re-classified to discontinued operations in the historical consolidated financial statements for the year ended April 29, 2012.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 27, 2013

(in thousands)	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$1,100,689	$243,665	(1)	$1,344,354
Trade and other receivables, net	1,098,773	73,297	(2)	1,172,070
Total inventories	1,448,354	387,311	(3)	1,835,665
Prepaid expenses and other current assets	261,056	—		261,056

Total current assets	3,908,872	704,273		4,613,145
Property, plant and equipment, net	2,428,174	—		2,428,174
Goodwill and indefinite-lived intangibles arising from the transactions	3,104,527	18,916,935	(3)	22,021,462
Trademarks and other intangibles, net	1,433,899	1,863,878	(3)	3,297,777
Other non-current assets	1,053,632	211,664	(4)	1,265,296

Total other non-current assets	8,020,232	20,992,477		29,012,709

Total assets	$11,929,104	$21,696,750		$33,625,854

Liabilities and Equity
Current Liabilities:
Short-term debt and current portion of long-term debt due within one year	$1,053,258	$(948,258	)(5)	$105,000
Trade and other payables	1,287,794	(22,389	)(6)	1,265,405
Accrued marketing and other accrued liabilities	944,014	16,897	(3), (7)	960,911
Income taxes	91,283	1,442	(8)	92,725

Total current liabilities	3,376,349	(952,308)		2,424,041

Long-term debt	3,930,592	9,432,408	(3),(5)	13,363,000
Deferred income taxes	776,660	225,072	(10)	1,001,732
Non-pension postretirement benefits and other noncurrent liabilities	735,679	(69,216	)(9)	666,463

Total long-term liabilities	5,442,931	9,588,264		15,031,195

Redeemable noncontrolling interest	28,706	—		28,706
Total H. J. Heinz Company shareholders’ equity	3,030,581	12,964,642	(11)	15,995,223
Noncontrolling interest	50,537	96,152	(3)	146,689

Total equity	3,081,118	13,060,794		16,141,912

Total liabilities and equity	$11,929,104	$21,696,750		$33,625,854

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1)
The unaudited pro forma condensed consolidated balance sheet gives effect to the following pro forma adjustments related to the Transactions and reflects the related issuance of debt, payment of Acquisition consideration, payment of fees and expense associated with the Transactions and the repayment of certain debt and related settlement of debt related hedge contracts. The following table summarizes sources and uses of funds for the Acquisition assuming the closing occurred as of January 27, 2013. Actual amounts may differ (in millions):

Sources	Amount	Uses	Amount
Cash and cash equivalents (a)	$(1,250)	Purchase of equity(g)	$23,509
Rollover Notes(b)	868	Repayment of existing debt(b)(h)	4,187
New Revolving Credit Facility(c)	—	Fees and expenses(i)	762
New Term Loan Facilities(d)	10,500
The Notes (e)	2,100
Equity investment(f)	16,240

Total sources	$28,458	Total uses	$28,458

(a)	Pro forma adjustments to cash and cash equivalents of $244 million consist of the following:

Estimated cash and cash equivalents from the Transactions as of January 27, 2013	$1,250
Actual cash and cash equivalents as of January 27, 2013	(1,101)

Excess cash resulting from Transactions	149
Release of restricted cash related to settlement of debt-related hedge contracts	34
Settlement of debt-related hedge contracts	(17)
Removal of hedge accounting adjustments from repayment of existing debt	122
Termination option fee related to the remarketable securities	(45)

$244

(b)
Represents the Rollover Notes in the amount of $868 million. Rollover Notes include the Company’s existing 6.375% Debentures due 2028, 6.250% Notes due 2030 and 6.750% Notes due 2032. Assumes all other outstanding notes are tendered in the change of control tender offers launched in connection with the Transactions. To the extent any notes under a certain series of such outstanding notes are not tendered, the aggregate principal amount of the Notes offered hereby may be redeemed or the aggregate principal amount of our New Term Loan Facilities may be reduced by a corresponding amount.

(c)	We do not expect any amounts to be drawn under the $1,500 million New Revolving Credit Facility which has a five-year maturity immediately following the consummation of the Transactions.

(d)
The New Term Loan Facilities are expected to consist of (i) a USD New Term B-1 Loan Facility in an aggregate amount of $4,250 million with a 6-year maturity, (ii) a USD New Term B-2 Loan Facility in an aggregate amount of $4,250 million with a 7-year maturity, (iii) a EUR New Term B-1 Loan Facility in an aggregate amount of $700 million with a 6-year maturity, (iv) a EUR New Term B-2 Loan Facility in an aggregate amount of $700 million with a 7-year maturity, (v) a GBP New Term B-1 Loan Facility in an aggregate amount of $300 million with a 6-year maturity and (vi) a GBP New Term B-2 Loan Facility in an aggregate amount of $300 million with a 7-year maturity. See “Description of Certain Indebtedness.”

(e)	Represents the Notes with a 7.5 year maturity.

(f)
Represents the equity investment of the Hawk Acquisition Holding Corporation (the “Parent”) to be funded by proceeds from the issuance of the Parent’s common shares to 3G Capital for approximately $4.12 billion and the issuance of the Parent’s common and preferred shares with warrants to Berkshire Hathaway for approximately $4.12 billion and $8 billion, respectively.

(g)
Represents cash paid totaling $23,247 million, based on a $72.50 tender offer price, for 320,651,043 outstanding shares, and settlement of vested and unvested stock options, preferred shares, restricted shares and performance-based restricted shares totaling $262 million.

(h)	Represents the net debt position as of January 27, 2013 which includes hedge accounting adjustment of $122 million.

(i)
Represents estimated fees and expenses associated with the Transactions, including financial advisory fees, commissions, commitment fees and compensation arrangements with certain key executives and other transactional fees and expenses, including legal, accounting and other professional fees. These estimates are subject to change. The actual fees and expenses incurred as part of the Transactions may be greater or less than the estimates included herein.

(2)
Net increase of $73 million, consisting of (i) the settlement of debt related hedge contracts directly related to the repayment of existing debt of ($3) million, and (ii) an increase from the reclassification of the current income tax liability to a current receivable of $76 million, primarily as a result of tax benefits associated with the Acquisition-related transaction costs.

(3)
The Acquisition will be accounted for as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 805, Business Combinations. Under the acquisition method of accounting, we will allocate purchase price to the tangible and intangible net assets acquired based on their fair values as of the date the Acquisition is consummated.

As of today, the valuation studies necessary to determine the fair value of the assets and liabilities to be acquired and the related allocations of purchase price have not been completed. A final determination of fair values will be based on the actual net tangible and intangible assets that exist as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may result in materially different allocations than those presented in this unaudited pro forma condensed consolidated financial information.

The following table sets forth the preliminary allocation of consideration (in millions):

Cash paid(a)	$23,509
Less: Book value of net assets acquired	(3,031)

Excess of cash paid over book value of net assets acquired	$20,478

Acquisition accounting adjustments to:
Inventory (b)	387
Customer-related assets(c)	1,864
Other Non-Current Assets(d)	(21)
Other accrued liabilities(e)	(69)
Long-term debt(f)	(182)
Other Non-Current Liabilities(g)	44
Deferred tax assets and liabilities(h)	(366)
Non-controlling interest(i)	(96)
Allocation of goodwill(j)	18,917

Total allocation	$20,478

(a)
Represents cash paid totaling $23,247 million, based on a $72.50 tender offer price, for 320,651,043 outstanding shares, and settlement of vested and unvested stock options, preferred shares, restricted shares and performance-based restricted shares totaling $262 million.

(b)	Represents the adjustment to reflect the preliminary estimate of the fair value of inventory.

(c)	Represents the adjustment to reflect the fair value of the definite-lived intangible assets specifically related to customer relationships.

(d)	Represents the adjustment to reflect the write-off of deferred financing costs related to existing debt to be repaid in connection with the Transactions.

(e)	Represents the adjustment to reflect the preliminary estimate of the fair value of the deferred restricted stock liability based on a $72.50 tender offer price.

(f)	Represents an increase from carrying value to the estimated fair value of existing debt outstanding just prior to the consummation of the Transactions.

(g)	Represents the adjustment for the reclassification of the existing liability for deferred restricted stock units from non-current liabilities.

(h)	Primarily represents the adjustments to deferred taxes related to (i) fair value step up of inventory and customer-related assets and (ii) adjustment of pre-Acquisition tax deductible goodwill.

(i)	Represents an increase based on the preliminary estimate of fair value of non-controlling interest allocated to the applicable subsidiaries’ assets and liabilities.

(j)
Represents the preliminary estimate of indefinite-lived intangible assets and the excess of Acquisition consideration over the fair values of assets acquired and liabilities assumed. As of the date of this offering, the valuation studies and other analysis necessary to determine the fair value of the assets and liabilities to be acquired and the related allocations of purchase price have not been completed.

(4)	Represents the following pro forma adjustments to other non-current assets (in millions):

Deferred financing costs associated with the New Term Loan Facilities and the Notes	$338
Write-off of deferred financing costs related to existing debt	(21)
Release of restricted cash associated with extinguishment of existing debt	(34)
Long term portion of settlement of debt related hedge contracts	(27)
Deferred income taxes, net(a)	(44)

$212

(a)	Deferred tax assets related to pre-acquisition intercompany transactions, required to be recognized upon consummation of the Acquisition.

(5)	Represents pro forma adjustments relating to additional indebtedness incurred in connection with the Transactions and repayment of certain amounts of existing debt (in millions):

Repayment of the existing debt—current portion	$(1,053)
Anticipated borrowings under the New Term Loan Facilities—current portion	105

Total adjustment to current portion of long term debt	$(948)

Repayment of the existing debt—long-term portion	$(3,244)
Anticipated borrowings under the New Term Loan Facilities—long-term portion	10,395
Anticipated issuance of The Notes	2,100

Total new debt	$9,251

The adjustments are based on balances as of January 27, 2013. Any changes at the closing date of the Transactions to the amounts owed on our existing credit facilities from the respective amounts at January 27, 2013 may or may not be material. No adjustments have been made to the unaudited pro forma financial statements for any expected changes in these balances subsequent to January 27, 2013.

(6)	Represents pro forma adjustments to other payables relating to settlement of debt related hedge contracts.

(7)
Represents pro forma adjustments to other accrued liabilities primarily relating to elimination of accrued interest on existing debt of ($52) million. Also represents an incremental liability of $69 million for deferred restricted stock units to approximate fair value based on a $72.50 tender offer price along with the reclassification of the existing liability for deferred restricted stock units from non-current liabilities.

(8)
Represents net deferred tax adjustments related to the fair value step up of inventory and the reclassification of the current income tax liability to a current receivable, primarily as a result of tax benefits associated with the Acquisition-related transaction costs.

(9)
Represents pro forma adjustments to other non-current liabilities relating to the (i) reclassification of liabilities for deferred restricted stock units of ($44) million to other accrued liabilities as they are expected to be paid within 12 months after closing of the Transactions and (ii) settlement of debt related hedge contracts of ($25) million.

(10)
Represents net deferred tax adjustments primarily related to the adjustment of non-current assets and liabilities to estimated fair value. As of the date of this offering, the valuation studies necessary to determine the fair value of the assets and liabilities to be acquired and the related allocations of purchase price have not been completed. The completion of these valuation studies and other analysis, and corresponding purchase price allocation will also impact the deferred tax adjustments. Additionally, the Company has undistributed earnings of foreign subsidiaries which have historically been considered permanently reinvested or are able to be remitted tax free in certain situations. The Company has not estimated the deferred tax liability and, accordingly, the accompanying unaudited pro forma condensed consolidated balance sheet does not reflect any deferred tax liability associated with such undistributed earnings should they no longer be considered permanently reinvested.

(11)
The adjustment to stockholders’ equity is to record the Parent’s equity investment in connection with the Transactions, reduced by certain expenses related to the Transactions, and the write-off of the Company’s historical equity as follows (in millions):

Parent equity contribution	$16,240
Less: Historical stockholders’ equity	(3,031)

$13,209
Expenses, net of taxes, recognized in connection with the Transactions not reflected in the pro forma condensed consolidated statement of income:
Acquisition-related transaction costs (a)	$(274)
Termination option fee related to the remarketable securities	(28)
Excess tax benefit associated with options, restricted stock, and performance-based restricted stock settlements(b)	57

Pro forma adjustment to stockholders’ equity	$12,965

(a)
Represents estimated fees and expenses associated with the Transactions, including financial advisory fees and commission, and other transactional fees and expenses, including legal, accounting and other professional fees.

(b)
The benefit associated with the tax deduction in excess of grant price for the settlement of outstanding options, restricted stock and performance-based restricted stock awards at the $72.50 tender offer price.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME NINE MONTHS ENDED JANUARY 27, 2013

(in thousands)	Historical	Adjustments		Pro Forma
Sales	$8,538,315	$—		$8,538,315
Cost of products sold	5,416,840	91,047	(1)	5,507,887

Gross profit	3,121,475	(91,047)		3,030,428
Selling, general and administrative expenses	1,841,487	—		1,841,487

Operating income	1,279,988	(91,047)		1,188,941
Interest income	22,295	—		22,295
Interest expense	213,069	232,597	(2)	445,666
Other expense, net	(18,098)	3,288	(3)	(14,810)

Income from continuing operations before income taxes	1,071,116	(320,356)		750,760
Provision for income taxes	169,957	(15,180	)(4)(5)	154,777

Income from continuing operations	901,159	(305,176)		595,983
Less: Net income attributable to the noncontrolling interest	12,063	—		12,063

Income from continuing operations attributable to H.J. Heinz Company	$889,096	$(305,176)		$583,920

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FISCAL YEAR ENDED APRIL 29, 2012

(in thousands)	Historical	Discontinued Operations(6)	Adjustments		Pro Forma
Sales	$11,649,079	$(141,507)	$—		$11,507,572
Cost of products sold	7,649,549	(136,766)	120,573	(1)	7,633,356

Gross profit	3,999,530	(4,741)	(120,573)		3,874,216
Selling, general and administrative expenses	2,548,362	(55,880)	—		2,492,482

Operating income	1,451,168	51,139	(120,573)		1,381,734
Interest income	34,615	(68)	—		34,547
Interest expense	294,104	(1,095)	300,383	(2)	593,392
Other expense, net	(8,236)	480	3,481	(3)	(4,275)

Income from continuing operations before income taxes	1,183,443	52,646	(417,475)		818,614
Provision for income taxes	243,535	1,431	(29,010	)(4)(5)	215,956

Income from continuing operations	939,908	51,215	(388,465)		602,658
Less: Net income attributable to the noncontrolling interest	16,749	—	—		16,749

Income from continuing operations attributable to H.J. Heinz Company	$923,159	$51,215	$(388,465)		$585,909

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1)
Represents the adjustment for incremental amortization resulting from the preliminary fair value allocations and estimated useful lives assigned to definite-lived intangible assets. Accordingly, pro forma amortization is $121.610 million and $162.190 million for the nine months ended January 27, 2013 and the year ended April 29, 2012, respectively. The increase is primarily related to customer relationship assets with estimated average useful lives of 15 years. These estimates are preliminary in nature and will change as a result of adjustments to the estimates of the fair value of these assets and their useful lives resulting from valuation studies and other analysis. For each $100 million increase or decrease in the total fair value adjustment to intangible assets having definite lives, we expect a change in amortization expense for the nine months ended January 27, 2013 and the year ended April 29, 2012 of approximately $5.0 million and $6.7 million, respectively, and a change in pro forma income from continuing operations of $3.5 million and $4.7 million, respectively, assuming a tax rate of 30.0%.

The estimated fair value allocated to property, plant and equipment in the unaudited pro forma condensed consolidated balance sheet as of January 27, 2013 is based on a preliminary assumption that estimated fair value approximates net book value. Changes in the estimated fair values are expected based on valuation studies and other analysis which have not been performed to date. Accordingly, the pro forma depreciation is $221.519 million and $295.718 million for the nine months ended January 27, 2013 and the year ended April 29, 2012, respectively, which is equal to the historical depreciation in those periods.

Based on estimated useful lives averaging approximately 30 years for buildings and improvements, for each $100 million change in the total fair value adjustment we expect a change in depreciation expense for the nine months ended January 27, 2013 and the year ended April 29, 2012 of approximately $2.5 million and $3.3 million, respectively, and a change in pro forma income from continuing operations of $1.7 million and $2.3 million, respectively, assuming a tax rate of 30.0%. Based on estimated useful lives averaging approximately 15 years for equipment, furniture and other fixed assets, for each $100 million change in the total fair value adjustment we expect a change in depreciation expense for the nine months ended January 27, 2013 and the year ended April 29, 2012 of approximately $5.0 million and $6.7 million, respectively, and a change in pro forma income from continuing operations of $3.5 million and $4.7 million, respectively, assuming a tax rate of 30.0%.

(2)	The pro forma adjustment to interest expense for the new debt incurred consists of the following (in millions):

	January 27, 2013	April 29, 2012
Interest on the New Term Loan Facilities of approximately $10,500 million aggregate principal amount and $2,100 million aggregate principal amount of the Notes at an estimated blended interest of 3.89%(i)	$368	$490
Amortization of $338 million of debt issuance costs arising from the New Term Loan Facilities and the Notes(ii)	39	52

Total interest expense on the New Term Loan Facilities and the Notes	$407	$542

Less:
Historical interest expense on existing debt excluding the Rollover Notes	$(170)	$(237)
Historical amortization of deferred financing fees	(3)	(3)

Total interest expense on existing debt	$(173)	$(240)

Settlement of debt related hedge contracts	(1)	(1)

Total pro forma adjustment of interest expense	$233	$300

(i)
The estimated blended interest rate is based on LIBOR plus an assumed spread on each of the tranches, with a 1.0% LIBOR floor. A 0.125% change in the assumed interest rate of the New Term Loan Facilities would change aggregate pro forma interest expense for the nine months ended January 27, 2013 and year ended April 29, 2012 by approximately $10 million and $13 million, respectively.

(ii)
Amortization of debt issuance costs over the estimated weighted average maturities of the New Term Loan Facilities and the Notes. Pro forma amortization adjustments were estimated on a straight-line basis which is considered to approximate the effective yield method.

(3)	The pro forma adjustments to other expenses, net which reflects reversal of the portion of historical amortization of deferred financing fees not already reflected in Note 2.

(4)
The Company historically asserted that a substantial portion of undistributed foreign earnings were permanently reinvested or could be remitted tax free. Accordingly, under the provisions of ASC 740, Income Taxes, the Company was not required to accrue U.S. income taxes on a substantial portion of undistributed earnings of its foreign subsidiaries. As a result of the Transactions, the Company expects to repatriate to the United States all of the current year earnings of its foreign subsidiaries, for which current U.S. taxes have been provided in the unaudited pro forma condensed consolidated statements of operations. Accordingly, $106 million and $129 million of incremental tax expense is reflected for the nine months ended January 27, 2013 and the year ended April 29, 2012, respectively, using a federal statutory rate of 35% since the anticipated dividends will be mostly exempt from state tax.

(5)
The pro forma adjustment to income tax expense reflects the tax effect of the pro forma adjustments, using a combined federal and state statutory tax rate of 37.5% where applicable for both the nine months ended January 27, 2013 and year ended April 29, 2012, respectively. The estimated tax effect of the incremental amortization expense of our customer-related intangible assets was estimated based on a blended statutory tax rate of approximately 30% based on jurisdictions where these assets are anticipated to reside. The tax rate used for these pro forma financial statements is an estimate, and the actual effective tax rate may vary from the estimated rates in the periods subsequent to the Acquisition.

(6)
Reflects adjustments to remove the results of operations of the Shanghai LongFong Foods and U.S. Foodservice frozen desserts businesses which have been classified in discontinued operations in the historical consolidated statement of operations for the nine months ended January 27, 2013 but have not been re-classified to discontinued operations in the historical consolidated financial statements for the year ended April 29, 2012.

Items Not Reflected in Unaudited Pro Forma Financial Information

As a direct result of the Transactions, the Company expects to incur certain material, nonrecurring charges in the amount of an estimated $178 million during the 12 months succeeding the Transactions. These charges include financial advisory fees, legal, accounting, other professional fees and compensation arrangements with certain key executives at the closing of the Transactions. In addition, we expect an increase in cost of products sold of $387 million during the 12 months succeeding the Transaction date resulting from the preliminary step-up in inventory. As these charges will not have a continuing impact on our operations, they have been excluded from the pro forma adjustments reflected here.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our expected material indebtedness following the Acquisition. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein.

Senior Secured Credit Facilities

Concurrently with the consummation of the Acquisition, we expect that the Company, as borrower, will enter into the Senior Secured Credit Facilities with JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Securities, LLC, as syndication agent, and the other agents and lenders party thereto from time to time. The following is a summary description of certain terms of our Senior Secured Credit Facilities. The terms of the credit agreement and related documentation for the Senior Secured Credit Facilities are under discussion, and accordingly their definitive terms may vary from those described below.

The Senior Secured Credit Facilities are expected to provide for an aggregate maximum borrowing of $12,000 million under (i) a USD New Term Loan Facility in an aggregate amount of $8,500 million to be apportioned between a USD New Term B-1 Loan Facility with a 6-year maturity and a USD New Term B-2 Loan Facility with a 7-year maturity, (ii) a EUR New Term Loan Facility in an aggregate amount of up to $1,400 million to be apportioned between a EUR New Term B-1 Loan Facility with a 6-year maturity and a EUR New Term B-2 Loan Facility with a 7-year maturity, (iii) a GBP New Term Loan Facility in an aggregate amount of up to $600 million to be apportioned between a GBP New Term B-1 Loan Facility with a 6-year maturity and a GBP New Term B-2 Loan with a 7-year maturity and (iv) the New Revolving Credit Facility, providing for up to $1,500 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit). Concurrently with the consummation of the Acquisition, we expect that the full amount under the New Term Loan Facilities will be drawn and that revolving loans in an amount to be agreed may be drawn. The proceeds of the New Term Loan Facilities, together with the proceeds from the sale of the Notes, will be used to refinance certain existing indebtedness of the Company and its subsidiaries, to pay the cash consideration for the Transactions and to pay fees and expenses incurred in connection with the Transactions, the Senior Secured Credit Facilities, this offering and the other transactions contemplated thereby. After the closing of the Transactions, the New Revolving Credit Facility will be available on a revolving basis to finance the working capital needs and general corporate purposes of the borrower and its subsidiaries.

Maturity; Prepayments

The New Revolving Credit Facility will have a five-year maturity. Each of the USD New Term Loan B-1 Facility, EUR New Term Loan B-1 Facility and GBP New Term Loan B-1 Facility will have a six-year maturity. Each of the USD New Term Loan B-2 Facility, EUR New Term Loan B-2 Facility and GBP New Term Loan B-2 Facility will have a seven-year maturity. The principal amount of the New Term Loan Facilities is expected to amortize at a rate of 1.00% per annum for the first five and three-quarter years or six and three-quarter years for the B-1 and B-2 facilities, respectively, with the balance payable at maturity.

Subject to certain exceptions, the Senior Secured Credit Facilities are expected to be subject to mandatory prepayments in amounts equal to:

•
100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Company or any of its restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions;

•
100% of the net cash proceeds from issuances or incurrences of debt by the Company or any of its restricted subsidiaries (other than certain indebtedness permitted by the Senior Secured Credit Facilities); and

•	50% (with stepdowns to 25% and 0% based upon achievement of specified first lien secured leverage ratios) of annual excess cash flow of the Company and its restricted subsidiaries.

Voluntary prepayments and commitment reductions will be permitted in minimum amounts to be agreed. With respect to each of the USD New Term Loan Facility B-1 Facility, EUR New Term Loan B-1 Facility and GBP New Term Loan B-1 Facility certain voluntary prepayments prior to the first anniversary of the closing of the transactions will be subject to a call premium of 1%. With respect to each of the USD New Term Loan Facility B-2 Facility, EUR New Term Loan B-2 Facility and GBP New Term Loan B-2 Facility, certain voluntary prepayments will be subject to a call premium of 2% prior to the first anniversary of the closing of the transactions and 1% on or after the first anniversary but prior to the second anniversary of the closing of the transactions.

Security; Guarantees

The obligations of the Company under the Senior Secured Credit Facilities are expected to be guaranteed by Hawk Acquisition Intermediate Corporation II and each direct and indirect, existing and future, domestic material wholly-owned restricted subsidiary of the Company.

The Senior Secured Credit Facilities and any swap agreements and cash management arrangements provided by any party to the Senior Secured Credit Facilities or any of its affiliates are expected to be secured on a first priority basis by a perfected security interest in substantially all of the Company’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of the borrower and all capital stock directly held by the borrower or any subsidiary guarantor of each of its wholly-owned material restricted subsidiaries (limited to 65% of the capital stock of foreign subsidiaries).

Interest

At the Company’s election, the interest rate per annum applicable to the loans under the Senior Secured Credit Facilities will be based on a fluctuating rate of interest determined by reference to (i) with respect to the New USD Term Loan B-1 Facility, New USD Term Loan B-2 Facility and New Revolving Credit Facility, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.5% and (3) the Eurodollar rate applicable for an interest period of one month plus 1.00%, plus an applicable margin to be set forth in the definitive documentation for the Senior Secured Credit Facilities or (b) a rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin to be set forth in the definitive documentation for the Senior Secured Credit Facilities and (ii) with respect to the EUR New Term Loan B-1 Facility, EUR New Term Loan B-2 Facility, GBP New Term Loan B-1 Facility and GBP New Term Loan B-2 Facility, a rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin to be set forth in the definitive documentation for the Senior Secured Credit Facilities. Borrowings under each of the USD New Term Loan B-1 Facility, USD Term Loan B-2 Facility, EUR New Term Loan B-1 Facility, EUR New Term Loan B-2 Facility, GBP New Term Loan B-1 Facility and GBP New Term Loan B-2 Facility will be subject to a LIBOR floor of 1.00%. The applicable margin for loans under the New Revolving Credit Facility will be adjusted after the completion of the Company’s first full fiscal quarter after the closing of the Transactions based upon the Company’s first lien leverage ratio.

Fees

We will pay certain recurring fees with respect to the Senior Secured Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.

Covenants

The Senior Secured Credit Facilities will contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness (including guarantee obligations);

•	incur liens;

•	engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the Transactions);

•	sell assets (with exceptions for, among other things, sales of company-owned restaurants to existing or prospective franchisees, subject to certain restrictions);

•	pay dividends and make other payments in respect of capital stock;

•	make acquisitions, investments, loans and advances;

•	pay and modify the terms of certain indebtedness;

•	engage in certain transactions with affiliates;

•	enter into negative pledge clauses and clauses restricting subsidiary distributions; and

•	change its line of business.

In addition, under the New Revolving Credit Facility, the borrower will be required to comply with a specified first lien senior secured leverage ratio to the extent any loans are outstanding under the New Revolving Credit Facility are outstanding or Letters of Credit issued and outstanding thereunder exceed $50 million as of the end of any fiscal quarter.

Events of Default

The Senior Secured Credit Facilities will contain customary events of default, including nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; violation of a covenant; cross-default and cross acceleration to indebtedness beyond an agreed-upon amount; bankruptcy and insolvency events; unsatisfied judgments beyond an agreed-upon amount; actual or asserted invalidity of any material guarantee or security document; and a change of control. Our ability to borrow under the Senior Secured Credit Facilities will be dependent on, among other things, our compliance with the above-described financial ratio. Failure to comply with this ratio or the other provisions of the credit agreement for the Senior Secured Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the New Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

Terms Subject to Change

The terms described above are subject to change. The availability of the Senior Secured Credit Facilities are subject to a number of conditions, including the consummation of the Acquisition and this offering. To the extent that any of these conditions are not satisfied, the Senior Secured Credit Facilities may not be available on the terms described herein or at all.

Existing Indebtedness

Following consummation of the Acquisition we expect to rollover approximately $868 million of our current existing indebtedness. The Rollover Notes include the Company’s existing 6.375% Debentures due 2028, 6.250% Notes due 2030 and 6.750% Notes due 2032. We intend to launch consent solicitation relating to the 7.125% Notes due 2039 seeking a waiver of the change of control provisions as applicable to the Transactions. To the extent that holders of the 7.125% Notes due 2039 waive such provisions, we expect that notes of those holders will remain outstanding following the Acquisition. To the extent 7.125% Notes due 2039 (or any other existing notes that we assume will be tendered to us in a change of control or other tender offer made in connection with the Acquisition) remain outstanding following the Acquisition, the aggregate amount of the financings in connection with the Transactions may be reduced by a corresponding amount by either redeeming a principal amount of the Notes and/or a reduction in the aggregate principal amount of our New Term Loan Facilities, at our option.

Notes

Hawk Acquisition Sub, Inc. (“Merger Sub”), an entity formed by Berkshire Hathaway Inc. and 3G Capital Partners Ltd. (the “Investors”) intends, subject to market conditions, to offer $2,100 million in aggregate principal amount of its second lien senior secured notes due 2020 (the “notes”).

Merger Sub expects that the net proceeds of the offering will be used to finance a portion of the cash consideration for the Acquisition.  Merger Sub intends to deposit the gross proceeds of the offering into a segregated escrow account until the date that certain conditions, including the completion of the Acquisition, have been satisfied.   Upon consummation of the Acquisition, Heinz will assume all of the obligations of Merger Sub under the notes and certain of Heinz’s existing and future direct and indirect wholly owned domestic restricted subsidiaries will guarantee the notes.  The Notes are expected to be secured by substantially all the assets that secure the Senior Secured Credit Facilities on a second lien basis.

The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.